UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
April 3, 2026
Date of Report (Date of earliest event reported)

1-13948
(Commission file number)
MATIV HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware		62-1612879
(State or other jurisdiction of incorporation)		(I.R.S. Employer Identification No.)

100 Kimball Place,	Suite 600
Alpharetta,	Georgia	30009
(Address of principal executive offices)		(Zip Code)

1-770-569-4229
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	MATV	New York Stock Exchange

☐  Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01     Entry into a Material Definitive Agreement

On April 3, 2026, Mativ Holdings, Inc. (“Mativ” or the “Company”) entered into the Ninth Amendment (the “Amendment”) to Mativ’s multicurrency credit agreement, dated as of September 25, 2018 (as amended prior to such date, including by the Eighth Amendment dated December 17, 2024, the “Prior Agreement,” and the Prior Agreement as amended by the Amendment, the “Amended Credit Agreement”). The Amendment is effective as of April 3, 2026.

The Amendment provides for a refinancing and restructuring of the Company’s existing credit facilities. The Amended Credit Agreement provides for (i) a $305,000,000 revolving credit facility (which includes sub-facilities for borrowings in Euros and Sterling, each up to the equivalent of $305,000,000), (ii) $89,900,000 in aggregate Term A Loan commitments, and (iii) $500,000,000 in aggregate Term B Loan commitments, resulting in an aggregate principal amount of approximately $894,900,000 in credit facilities. The Amendment refinances the existing revolving commitments, Term A Loans and Term B Loans under the Prior Agreement and eliminates the delayed draw term loan facility.

In connection with the Amendment, three of Mativ’s subsidiaries became additional U.S. Borrowers under the Amended Credit Agreement, and another subsidiary became a guarantor under the Amended Credit Agreement.

Under the Amended Credit Agreement, the interest rate margins applicable to the revolving credit facility and the Term A Loans are determined based on the Company’s Net Debt to EBITDA ratio, with the higher applicable margins (at a ratio of greater than or equal to 4.00 to 1.00) ranging from 1.75% to 2.75% depending on the applicable benchmark rate, and a commitment fee rate of 0.35%. The Term B Loans bear interest at a fixed margin of 3.50% to 4.50% depending on the applicable benchmark rate.

The revolving credit facility and the Term A Loans mature on the earlier of (a) the five-year anniversary of the effective date of the Amendment and (b) 182 days prior to the scheduled maturity date of the Company’s 8.000% Senior Notes due 2029 (the “Senior Notes”) (as such date may be extended or modified, including pursuant to any refinancing thereof). The Term B Loans mature on the earlier of (a) the seven-year anniversary of the effective date of the Amendment and (b) 91 days prior to the maturity date of the Senior Notes (as such date may be extended or modified, including pursuant to any refinancing thereof).

Under the terms of the Amended Credit Agreement, Mativ will continue to be required to maintain certain financial ratios and comply with certain financial covenants, as amended by the Amendment, including a requirement (a) to maintain a minimum Interest Coverage Ratio of 2.50 to 1.00 for each consecutive four fiscal quarter period ending March 31, 2026 through March 31, 2027, with a step-up to 2.75 to 1.00 for each such period ending June 30, 2027 through March 31, 2028, and a further step-up to 3.00 to 1.00 for each such period ending June 30, 2028 and thereafter, and (b) to maintain a maximum Net Debt to EBITDA Ratio of 5.00 to 1.00 for each consecutive four fiscal quarter period ending March 31, 2026 through March 31, 2027, with a step-down to 4.50 to 1.00 for each such period ending June 30, 2027 through March 31, 2028, and a further step-down to 4.00 to 1.00 for each such period ending June 30, 2028 and thereafter. The financial covenants apply solely with respect to the revolving credit facility and the Term A Facility.

The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*
Ninth Amendment, effective as of April 3, 2026, to the Credit Agreement, dated as of September 25, 2018 (as amended as of February 9, 2021, March 8, 2021, April 20, 2021, February 22, 2022, May 6, 2022, June 5, 2023, September 19, 2023 and December 17, 2024), by and among Mativ Holdings, Inc. (f/k/a Schweitzer-Mauduit International, Inc.), Mativ Luxembourg (f/k/a SWM Luxembourg), the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Mativ hereby undertakes to supplementally furnish copies of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mativ Holdings, Inc.
(Registrant)

By:	/s/ Mark W. Johnson
Name:	Mark W. Johnson
Title:	Chief Legal and Administrative Officer
Date:	April 6, 2026